June 2020

Preliminary Terms No. 4,322

Registration Statement Nos. 333-221595; 333-221595-01

Dated June 5, 2020

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Trigger PLUS Based on the Performance of Gold due June 8, 2023

Trigger Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger PLUS offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Trigger PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document. Instead, at maturity, you will receive for each security that you hold an amount in cash that may be greater than or less than the stated principal amount depending on the performance of gold, which we refer to as the underlying commodity, as measured on each of the five averaging dates (as defined below). If the underlying commodity has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity, subject to the maximum payment at maturity. If the underlying commodity has depreciated in value, but the final commodity price, as measured on each of the five averaging dates, is greater than or equal to the trigger level, investors will receive the stated principal amount at maturity. However, if the underlying commodity has depreciated in value so that the final commodity price, as measured on each of the five averaging dates, is less than the trigger level, investors will lose 1% for every 1% decline in the value of the underlying commodity over the term of the Trigger PLUS. Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount and could be zero. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS. The Trigger PLUS are for investors who seek a gold-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature, which applies for a limited range of upside performance of the underlying commodity, and the limited protection against loss that applies if the final commodity price is greater than or equal to the trigger level. The Trigger PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	June 8, 2023
Underlying commodity:	Gold
Aggregate principal amount:	$
Payment at maturity:

•   If the final commodity price, as measured on each of the five averaging dates, is greater than the initial commodity price:

$1,000 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity

•   If the final commodity price, as measured on each of the five averaging dates, is less than or equal to the initial commodity price but is greater than or equal to the trigger level:

$1,000

•   If the final commodity price, as measured on each of the five averaging dates, is less than the trigger level:

$1,000 x the commodity performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of at least 20%, and possibly all, of your investment.

Leveraged upside payment:	$1,000 x leverage factor x commodity percent increase
Leverage factor:	200%
Commodity percent increase:	(final commodity price – initial commodity price) / initial commodity price
Initial commodity price:	$ , which is the commodity price on the pricing date, subject to postponement due to a non-trading day or certain market disruption events.
Final commodity price:	The arithmetic average of the commodity prices on each of the five averaging dates.
Commodity price:	For any trading day, the afternoon London gold price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and published by the LBMA on such day.
Averaging Dates:	May 30, 2023, May 31, 2023, June 1, 2023, June 2, 2023 and June 5, 2023, subject to adjustment for non-trading days and certain market disruption events. The final commodity price will be determined on the last averaging date to occur, which is referred to as the “final averaging date.” See “Additional Information About the Securities—Postponement of averaging dates.”
Commodity performance factor:	final commodity price / initial commodity price
Trigger Level:	$ , which is 80% of the initial commodity price.
Maximum payment at maturity:	$1,348 per Trigger PLUS (134.80% of the stated principal amount)
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date:	June 5, 2020
Original issue date:	June 10, 2020 (3 business days after the pricing date)
CUSIP / ISIN:	61766YFD8 / US61766YFD85
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $970.50 per Trigger PLUS, or within $30.50 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per Trigger PLUS	$1,000	$20	$
Total	$	$	$
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $20 per $1,000 stated principal amount of securities.
(2)	Please see “Supplemental information regarding plan of distribution; conflicts of interest” for information about fees and commissions. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.
(3)	See “Use of proceeds and hedging” on page 14.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Trigger PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement for PLUS dated November 16, 2017   Prospectus dated November 16, 2017

Morgan Stanley

Morgan Stanley Finance LLC

Trigger PLUS Based on the Performance of Gold due June 8, 2023

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Performance of Gold due June 8, 2023 (the “Trigger PLUS”) can be used:

▪	To gain access to a single physical precious metal commodity and provide a measure of diversification of underlying asset class exposure, subject to our credit risk

▪	As an alternative to direct exposure to the underlying commodity that enhances returns for a limited range of positive performance of the underlying commodity, subject to the maximum payment at maturity

▪	To enhance returns and potentially outperform the underlying commodity in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlying commodity as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To provide limited protection against a loss of principal in the event of a decline of the underlying commodity, but only if the final commodity price, as measured on each of the five averaging dates, is greater than or equal to the trigger level

Maturity:	Approximately 3 years
Leverage factor:	200% (applicable only if the final commodity price, as measured on each of the five averaging dates, is greater than the initial commodity price)
Trigger level:	20% of the initial commodity price
Maximum payment at maturity:	$1,348 per Trigger PLUS (134.80% of the stated principal amount)
Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.
Interest:	None

The original issue price of each Trigger PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date will be less than $1,000. We estimate that the value of each Trigger PLUS on the pricing date will be approximately $970.50, or within $30.50 of that estimate. Our estimate of the value of the Trigger PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor, the maximum payment at maturity and the trigger level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time.

June 2020	Page 2

Morgan Stanley Finance LLC

Trigger PLUS Based on the Performance of Gold due June 8, 2023

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Trigger PLUS offer leveraged upside exposure to a limited range of positive performance of the underlying commodity. In exchange for the leverage feature, investors forgo performance above the maximum payment at maturity of $1,348 per Trigger PLUS and are exposed to the risk of loss of a some or all of their investment due to the trigger feature. At maturity, an investor will receive an amount in cash based upon the value of the underlying commodity as measured on each of the five averaging dates. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS. All payments on the Trigger PLUS are subject to our credit risk.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a limited range of positive performance relative to a direct investment in the underlying commodity.
Trigger Feature:	At maturity, even if the underlying commodity has declined over the term of the Trigger PLUS, you will receive your stated principal amount but only if the final commodity price, as measured on each of the five averaging dates, is greater than or equal to the trigger level.
Upside Scenario	The underlying commodity increases in value, and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 plus 200% of the commodity percent increase, subject to the maximum payment at maturity of $1,348 per Trigger PLUS (134.80% of the stated principal amount).
Par Scenario	The final commodity price, as measured on each of the five averaging dates, is less than or equal to the initial commodity price but is greater than or equal to the trigger level. In this case, you receive the stated principal amount of $1,000 at maturity even though the underlying commodity has depreciated.
Downside Scenario	The final commodity price, as measured on each of the five averaging dates, is less than the trigger level. In this case, Trigger PLUS redeem for at least 20% less than the stated principal amount, and this decrease will be by an amount proportionate to the decline in the value of the underlying commodity over the term of the Trigger PLUS. For example, if the underlying commodity decreases in value by 70%, the Trigger PLUS will redeem for $300, or 30% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS.

June 2020	Page 3

Morgan Stanley Finance LLC

Trigger PLUS Based on the Performance of Gold due June 8, 2023

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Hypothetical Returns on the Securities at Maturity

The following table and graph illustrate hypothetical returns on the securities at maturity. The “return on Trigger PLUS” is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount security to $1,000. The hypothetical returns set forth below assume an initial commodity price of $1,700.00 and a trigger level of $1,360.00 (which is 80% of the hypothetical initial commodity price). The hypothetical returns set forth below are for illustrative purposes only and may not reflect the actual returns applicable to a purchaser of the securities.

Stated principal amount:	$1,000 per Trigger PLUS
Hypothetical initial commodity price:	$1,700.00
Hypothetical trigger level:	$1,360.00, which is 80% of the hypothetical initial commodity price
Leverage factor:	200%
Maximum payment at maturity:	$1,348 per Trigger PLUS (134.80% of the stated principal amount)
Minimum payment at maturity:	None
Stated principal amount:	$1,000 per Trigger PLUS

Final Commodity Price	Commodity Percent Change	Payment on the Trigger PLUS	Return on Triger PLUS
2,550.00	50.00%	$1,348.00	34.80%
2,380.00	40.00%	$1,348.00	34.80%
2,210.00	30.00%	$1,348.00	34.80%
2,040.00	20.00%	$1,348.00	34.80%
1,995.80	17.40%	$1,348.00	34.80%
1,955.00	15.00%	$1,300.00	30.00%
1,870.00	10.00%	$1,200.00	20.00%
1,785.00	5.00%	$1,100.00	10.00%
1,700.00	0.00%	$1,000.00	0.00%
1,615.00	-5.00%	$1,000.00	0.00%
1,530.00	-10.00%	$1,000.00	0.00%
1,445.00	-15.00%	$1,000.00	0.00%
1,360.00	-20.00%	$1,000.00	0.00%
1,343.00	-21.00%	$790.00	-21.00%
1,275.00	-25.00%	$750.00	-25.00%
1,190.00	-30.00%	$700.00	-30.00%
1,105.00	-35.00%	$650.00	-35.00%
1,020.00	-40.00%	$600.00	-40.00%
935.00	-45.00%	$550.00	-45.00%
850.00	-50.00%	$500.00	-50.00%
765.00	-55.00%	$450.00	-55.00%
680.00	-60.00%	$400.00	-60.00%
595.00	-65.00%	$350.00	-65.00%
510.00	-70.00%	$300.00	-70.00%
425.00	-75.00%	$250.00	-75.00%
340.00	-80.00%	$200.00	-80.00%
255.00	-85.00%	$150.00	-85.00%
170.00	-90.00%	$100.00	-90.00%
85.00	-95.00%	$50.00	-95.00%
0.00	-100.00%	$0.00	-100.00%

June 2020	Page 4

Morgan Stanley Finance LLC

Trigger PLUS Based on the Performance of Gold due June 8, 2023

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the final commodity price, as measured on each of the five averaging dates, is greater than the initial commodity price, investors will receive the $1,000 stated principal amount plus 200% of the appreciation of the underlying commodity over the term of the Trigger PLUS, subject to the maximum payment at maturity. Under the terms of the Trigger PLUS, an investor will realize the maximum payment at maturity of $1,348 per Trigger PLUS (134.80% of the stated principal amount) at a final commodity price of 117.40% of the initial commodity price.

▪	If the underlying commodity appreciates 2%, the investor would receive a 4% return, or $1,040 per Trigger PLUS.

▪	If the underlying commodity appreciates 30%, the investor would receive only the maximum payment at maturity of $1,348 per Trigger PLUS, or 134.80% of the stated principal amount.

▪	Par Scenario. If the final commodity price, as measured on each of the five averaging dates, is less than or equal to the initial commodity price but is greater than or equal to the trigger level, investors will receive the stated principal amount of $1,000 per Trigger PLUS.

▪	Downside Scenario. If the final commodity price, as measured on each of the five averaging dates, is less than the trigger level, investors will receive an amount that is significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying commodity. Under these circumstances, the payment at maturity will be less than the stated principal amount per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪	For example, if the underlying commodity depreciates 70%, investors would lose 70% of their principal and receive only $300 per Trigger PLUS at maturity, or 30% of the stated principal amount.

June 2020	Page 5

Morgan Stanley Finance LLC

Trigger PLUS Based on the Performance of Gold due June 8, 2023

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪	The Trigger PLUS do not pay interest or guarantee return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final commodity price, as measured on each of the five averaging dates, is less than the trigger level (which is 80% of the initial commodity price), the payment at maturity will be an amount in cash that is at least 20% less than the $1,000 stated principal amount of each Trigger PLUS by an amount proportionate to the full decline in the value of the underlying commodity over the term of the Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS. Accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $1,348 per Trigger PLUS, or 134.80% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the final commodity price, as measured on each of the five averaging dates, over the initial commodity price, because the payment at maturity will be limited to 134.80% of the stated principal amount for the Trigger PLUS, any increase in the final commodity price over the initial commodity price by more than 17.40% of the initial commodity price will not further increase the return on the Trigger PLUS.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index. The price of gold may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the Trigger PLUS are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of gold may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Gold Overview” on page 11.

▪	Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of gold may change unpredictably and affect the value of the Trigger PLUS in unforeseen ways. Investments, such as the Trigger PLUS, linked to the price of a single commodity, such as gold, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, including war and hostilities, changes in interest and exchange rates, trading activities in commodities and related contracts, technological change and trade, fiscal, monetary and exchange control policies. These factors may affect the price of the underlying commodity which will affect the value of your Trigger PLUS in varying ways.

▪	The price of gold may change unpredictably and affect the value of the Trigger PLUS in unforeseen ways. The price of gold to which the return on the Trigger PLUS is linked is the afternoon London gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time. Specific factors affecting the price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events, as well as wars and political and civil upheavals. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Gold Overview” on page 11.

June 2020	Page 6

Morgan Stanley Finance LLC

Trigger PLUS Based on the Performance of Gold due June 8, 2023

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the value at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market (if at all), including the value of the underlying commodity at any time and, in particular, on the final averaging dates, the volatility (frequency and magnitude of changes in value) of the underlying commodity, the price and volatility of the futures contracts on the underlying commodity, trends of supply and demand for the underlying commodity, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity, interest and yield rates in the market, the time remaining until the Trigger PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the price of the underlying commodity or commodities markets generally and which may affect the final commodity price, as measured on each of the five averaging dates,, and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. The price of the underlying commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Gold Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you are able to sell your Trigger PLUS prior to maturity.

▪	The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. You are dependent on our ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable at maturity, if any, is based on the arithmetic average of the commodity prices on each of the five averaging dates, and therefore the return amount may be less than if it were based solely on the commodity price on the final averaging date. The amount payable at maturity, if any, will be calculated by reference to the average of the commodity prices on each of the five averaging dates. Therefore, in calculating the final commodity price, positive performance of the underlying commodity as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final commodity price, calculated based on the commodity prices on each of the five averaging dates, may be less than the commodity price on the final averaging date, and as a result, the amount you receive at maturity may be less than if it were based solely on the commodity price on the final averaging date.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Trigger PLUS. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity index, and, therefore, the value of the Trigger PLUS.

June 2020	Page 7

Morgan Stanley Finance LLC

Trigger PLUS Based on the Performance of Gold due June 8, 2023

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Investing in the Trigger PLUS is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. Investing in the Trigger PLUS is not equivalent to investing directly in the underlying commodity or in futures contracts or in forward contracts on the underlying commodity. By purchasing the Trigger PLUS, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity. Further, by purchasing the Trigger PLUS, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

▪	Legal and regulatory changes could adversely affect the return on and value of your Trigger PLUS. Futures contracts and options on futures contracts, including those related to the index commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the Trigger PLUS of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Trigger PLUS.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the Trigger PLUS.

▪	There are risks relating to trading of commodities on the London Bullion Market Association. Gold is traded on the London Bullion Market Association, which we refer to as the LBMA. The price of gold will be determined by reference to the London gold price reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA prices as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, there are currently proposals to replace the current process for determining the commodity price for gold. If this were to change, we can give you no assurance that any new process will function as intended or that it will generate the same price as would have been generated pursuant to the current process.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are

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included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

▪	The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Trigger PLUS will be influenced by many unpredictable factors” above.

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 3-year term of the Trigger PLUS. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS. As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial commodity price and the final commodity price and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MSCG in its capacity as calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the commodity price of the underlying commodity in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Information About the Trigger PLUS—Postponement of averaging dates” and “—Acceleration amount in case of an event of default” herein and “Description of PLUS—Calculation Agent and Calculations” and related definitions in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the underlying commodity), including trading in the underlying commodity or forward contracts or futures contracts on the underlying commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. Some of our affiliates also trade in financial instruments related to the underlying commodity or the prices of the commodities or contracts that underlie the underlying commodity on a regular basis as part of their general commodity trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price, and,

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therefore, could increase the price at or above which the underlying commodity must close on the averaging dates so that investors do not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the averaging dates, could adversely affect the commodity price on the averaging dates, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Trigger PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying prospectus supplement for Trigger PLUS, the withholding rules commonly referred to as “FATCA” would apply to the Trigger PLUS if they were recharacterized as debt instruments. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition (other than amounts treated as “FDAP income,” as defined in the accompanying prospectus supplement for Trigger PLUS). The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Gold Overview

The price of gold to which the return on the Trigger PLUS is linked is, for any trading day, the afternoon London gold price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and published by the LBMA on such day, as determined by the calculation agent.

Information as of market close on June 3, 2020:

Bloomberg Ticker Symbol*:	GOLDLNPM
Current Price:	$1,705.35
52 Weeks Ago:	$1,317.10
52 Week High (on 5/20/2020):	$1,748.30
52 Week Low (on 6/3/2019):	$1,317.10

 * The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price for any trading day will be determined based on the price published by the LBMA.

The following graph sets forth the daily afternoon prices of the underlying commodity for the period from January 1, 2015 through June 3, 2020. The related table presents the published high and low prices, as well as end-of-quarter prices, of the underlying commodity for each quarter in the same period. The commodity price on June 3, 2020 was $1,705.35. We obtained the official prices and other information below from Bloomberg Financial Markets, without independent verification. The underlying commodity has at times experienced periods of high volatility. You should not take the historical prices of the underlying commodity as an indication of its future performance, and no assurance can be given as to the price of the underlying commodity on any averaging date. The actual performance of the underlying commodity over the term of the Trigger PLUS and the amount payable at maturity may bear little relation to the historical prices shown below.

Daily Afternoon Prices of Gold January 1, 2015 to June 3, 2020

*The bold red line in the graph indicates the hypothetical trigger level, assuming the commodity price on June 3, 2020 were the initial commodity price.

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Gold (in U.S. dollars per troy ounce)	High ($)	Low ($)	Period End ($)
2015
First Quarter	1,295.75	1,147.25	1,187.00
Second Quarter	1,225.00	1,164.60	1,171.00
Third Quarter	1,168.00	1,080.80	1,114.00
Fourth Quarter	1,184.25	1,049.40	1,060.00
2016
First Quarter	1,277.50	1,077.00	1,237.00
Second Quarter	1,324.55	1,212.10	1,320.75
Third Quarter	1,366.25	1,308.35	1,322.50
Fourth Quarter	1,313.30	1,125.70	1,145.90
2017
First Quarter	1,257.55	1,151.00	1,244.85
Second Quarter	1,293.50	1,220.40	1,242.25
Third Quarter	1,346.25	1,211.05	1,283.10
Fourth Quarter	1,303.30	1,240.90	1,291.00
2018
First Quarter	1,354.95	1,307.75	1,323.85
Second Quarter	1,351.45	1,250.45	1,250.45
Third Quarter	1,262.05	1,178.40	1,187.25
Fourth Quarter	1,279.00	1,185.55	1,279.00
2019
First Quarter	1,343.75	1,279.55	1,295.40
Second Quarter	1,431.40	1,269.50	1,409.00
Third Quarter	1,546.10	1,388.65	1,485.30
Fourth Quarter	1,517.10	1,473.45	1,514.75
2020
First Quarter	1,683.65	1,474.25	1,608.95
Second Quarter (through June 3, 2020)	1,748.30	1,576.55	1,705.35

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Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Denominations:	$1,000 and integral multiples thereof
Postponement of maturity date:	If, due to a market disruption event or otherwise, the final averaging date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final averaging date as postponed. See “Postponement of averaging dates” below.
Postponement of averaging dates:

If a scheduled averaging date is not a trading day, the commodity price in respect of such averaging date will be the commodity price on the succeeding trading day (notwithstanding the fact that such day may be another scheduled averaging date, in which case the commodity price on such trading day will be used as the commodity price in respect of more than one averaging date); provided that if a market disruption event relating to the underlying commodity occurs on an averaging date, the commodity price for such averaging date will be determined in accordance with the next succeeding paragraph.

If a market disruption event relating to the underlying commodity occurs on any scheduled averaging date, the calculation agent will calculate the commodity price in respect of such averaging date using as a price the commodity price on the first succeeding trading day on which no market disruption event is existing with respect to the underlying commodity and each succeeding averaging date will be the next trading day on which no market disruption event has occurred; provided that, if a market disruption event occurs with respect to the underlying commodity on each of the five trading days immediately succeeding any averaging date, the calculation agent will use as the commodity price in respect of such averaging date a price equal to the arithmetic mean, as determined by the calculation agent on the fifth trading day immediately succeeding such averaging date, of the prices of the underlying commodity determined by at least three independent leading dealers, selected by the calculation agent, in the underlying market for the underlying commodity, taking into consideration the latest available quote for the underlying commodity and any other information in good faith deemed relevant by such dealers. Quotations of Morgan Stanley & Co. LLC, Morgan Stanley Capital Group Inc. (“MSCG”) or any of their affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained. In the event prices from at least three dealers are not obtained, the calculation agent will make a good faith estimate of the price of the underlying commodity and, using that price, determine the commodity price.

Acceleration amount in case of an event of default:

The following section replaces the section entitled “Payment at Maturity—Alternate Exchange Calculation in the Case of an Event of Default” in the accompanying prospectus supplement for PLUS.

In case an event of default with respect to the Trigger PLUS shall have occurred and be continuing, the amount declared due and payable per Trigger PLUS upon any acceleration of the Trigger PLUS shall be an amount in cash equal to the value of such Trigger PLUS on the day that is two business days prior to the date of such acceleration, as determined by the calculation agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the calculation agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the pricing date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such Trigger PLUS. Because the calculation agent will take into account movements in market interest rates, any increase in market interest rates since the pricing date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the default amount.

Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on

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market conditions as of the date of this document, it is subject to confirmation on the pricing date.
Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Trigger PLUS, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.
▪ Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Trigger PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for Trigger PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:

The proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes. We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Trigger PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Trigger PLUS, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in futures contracts on the underlying commodity or positions in any other available instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying commodity on the pricing date, and, therefore, could increase the price at or above which the underlying commodity must close on the averaging dates so that investors do not suffer a loss on their initial investment in the Trigger PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Trigger PLUS, including on the averaging dates, by purchasing and selling futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the Trigger PLUS. These entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as

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the averaging dates approach. We cannot give any assurance that our hedging activities will not affect the commodity price, and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.
Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Section 4975 of the Code generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Trigger PLUS will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Trigger PLUS are contractual financial instruments. The financial exposure provided by the Trigger PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for,

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individualized investment management or advice for the benefit of any purchaser or holder of the Trigger PLUS. The Trigger PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger PLUS.

Each purchaser or holder of any Trigger PLUS acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger PLUS, (B) the purchaser or holder’s investment in the Trigger PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Trigger PLUS and (B) all hedging transactions in connection with our obligations under the Trigger PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of the Trigger PLUS should consult and rely on their own counsel and advisers as to whether an investment in the Trigger PLUS is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $20 per $1,000 stated principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS. When MS & Co. prices this offering of Trigger PLUS, it will determine the economic terms of the Trigger PLUS such that for each Trigger PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Where you can find more	Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as

June 2020	Page 16

Morgan Stanley Finance LLC

Trigger PLUS Based on the Performance of Gold due June 8, 2023

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

information:

supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement for PLUS and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov. as follows:

Prospectus Supplement for PLUS dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the prospectus supplement for PLUS or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

June 2020	Page 17